UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 5, 2008
Veritec, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-15113	95-3954373

(State or Other Jurisdiction Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Winnetka Avenue North, Golden Valley, MN	55427

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (763) 253-2670
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 © under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers.
Paragraphs (a) and (b) of Item 502.
On March 4, 2008, Veritec, Inc. received Dean Westberg’s resignation as a Director of Veritec, Inc., effective February 15, 2008. Mr. Westberg has been a Director of Veritec, Inc. since 2003. Mr. Westberg was not a member of any committee of the board.
A copy of this Report has been provided to Mr. Westberg. Mr. Westberg has been provided with the opportunity to furnish Veritec, Inc. as promptly as possible with a letter addressed to Veritec, Inc stating whether he agrees with the statements made by Veritec, Inc. in this Report, and if not, stating the respects in which he does not agree. No such letter has been received by Veritec, Inc.
Following Mr. Westberg’s resignation, the remaining two directors voted to increase the size of the board of Veritec, Inc. to four directors and filled the two vacancies as described below. The two board members also voted to increase non-employee board member compensation from $150 per meeting to $500 per meeting and to reimburse board members for any board meeting related travel costs.
David C. Reiling was appointed as a Director of Veritec, Inc. by the remaining directors on March 4, 2008. Mr. Reiling is the Chief Executive Officer of Sunrise Community Banks and is responsible for three individually chartered banks and their holding company. Under Mr. Reiling’s leadership the banks have aggressively lent to economically challenged communities in St. Paul and Minneapolis. Mr. Reiling was awarded the U.S. Chamber of Commerce — 2004 Corporate Citizenship Award and was recognized as Ernst & Young’s Responsible Entrepreneur of the year in 2002.
Laird E. Powers was appointed as a Director of Veritec, Inc. by the remaining directors on March 4, 2008. Mr. Powers has been Owner and President of a California construction company for 25 years. He holds a degree in Psychology with a Math minor from California State University. Mr. Powers has been involved with Veritec, Inc. since 1986.
Item 9.01 Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Resignation of a Director of Veritec, Inc.
* filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2008	By:	/s/ Van Thuy Tran

Its Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Resignation of a Director of Veritec, Inc.